Exhibit 99.2

HUMANA SIGNS LETTER OF INTENT TO ACQUIRE EMCORE PROFESSIONAL EMPLOYERS, INC.

Tuesday, May 11, 2004

HANOVER, Md., May 11, 2004 -- Humana Trans Services Holding Corporation (OTC BB:HTSC.OB - NEWS) (HTTP://WWW.HUMANASERVICES.COM), a firm principally engaged in employee leasing and recruitment services announces that it has signed a Letter of Intent to acquire 100% of the issued and outstanding common stock of Emcore Professional Employers, Inc., a corporation based in Greenville, North Carolina in exchange for 60% of the outstanding common shares of Humana. Emcore, like Humana, is a company engaged in the business of Human Resources Organization (H.R.O.)/Professional Employers Organization (P.E.O.) Services. Emcore currently processes approximately $50,000,000 in payroll revenue and is in the final stages of negotiating the acquisition of a P.E.O. based in Atlanta, Georgia, that processes an additional approximately $36,000,000 in payroll revenues. Assuming the acquisition by Emcore of the Georgia based P.E.O. is completed, the payroll revenue of Humana upon acquiring the stock of Emcore would exceed $100,000,000. An Emcore/Humana combination will create a state-of-the-art human resource outsourcing company that offers a wide variety of products and services. The combination of companies and will be able to cross-sell each company's client base the basic niche services each company was offering separately, thus creating a cost effective, premium level of price and service.

The terms and conditions of the transaction include the following:

The shareholders of Emcore would have 60% control of the new business combination, while the current Humana shareholders would retain 29%, and it is anticipated that an additional 11% would be used to raise the $5,000,000 in equity capital that is a condition precedent to the transaction closing. The management of Emcore will be the controlling management subsequent to the closing, with the current management also participating. Prior to the acquisition of the Emcore stock by Humana, all recruiting and staffing operations of Humana will be "spun-out" as a special dividend for the benefit of the pre-acquisition Humana shareholders. Terms and conditions of the "spin-out" are still being determined, no record date for the spin-out has been set, and it has not been determined whether the stockholders of Emcore will participate in the new "spin-out" company.

The Letter of Intent calls for a closing to be completed by August 30, 2004, and may only be extended mutually, in writing for 90 days. In addition, the funding of $5,000,000 referenced above must be secured prior to Humana acquiring the shares of Emcore.

John Daly, President of Humana stated, "The prospect of combining with Emcore is very exciting, as it will enable us to offer to more customers, a broader seamless array of services at a reduced cost to us, the provider. The combination will allow us ever greater leverage and entrance into even more markets."


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Wes Mackenzie,  President of Emcore stated, "This merger will provide a platform for our companies to grow even more in the Mid-Atlantic and Southeast regions. We believe these markets have the best outlook for the next 3-5 years in our industry and we are very excited to have this opportunity."

Safe-Harbor Statement

Certain statements in this communication constitute "forward-looking" statements that involve a number of known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any results, performances or achievements express or implied by such forward-looking statements. Undue reference should not be placed on these forward-looking statements, which speak only as of the date thereof. We undertake no obligation to update any forward-looking statements.


Contact:

John Daly, CEO/ President of Humana
     Phone: (888) 508-8866

Wes Mackenzie, President of Emcore
     Phone: (800) 343-0930